Exhibit 107
Calculation of Filing Fee Tables
Schedule
TO-T
(Rule
14d-100)
GOBAL BLUE GROUP HOLDING AG
(Name of Subject Company — Issuer)
GT HOLDING 1 GMBH
(an Indirect Wholly-Owned Subsidiary of)
SHIFT4 PAYMENTS, INC.
(Name of Filing Persons — Offeror)
Table
1-Transaction
Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$1,969,092,773.05	0.00015310	$301,468.10

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,969,092,773.05

Total Fees Due for Filing			$301,468.10

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$301,468.10

*
Estimated solely for purposes of calculating the amount of the filing fee. The transaction value was determined by adding (i) 199,366,170, the number of the issued and outstanding registered ordinary shares of Global Blue Group Holding AG (“Global Blue”), nominal value of CHF 0.01 per share, (the “Common Shares”) multiplied by $7.50, (ii) 17,684,141, the number of issued and outstanding registered series A convertible preferred shares of Global Blue, nominal value of CHF 0.01 per share, multiplied by $10.00, (iii) 23,124,705, the number of issued and outstanding registered series B convertible preferred shares of Global Blue, nominal value of CHF 0.01, multiplied by $11.81, (iv) 30,735,950, the number of Common Shares issuable upon the exercise of outstanding warrants to purchase the Common Shares, with a per-share
exercise price equal to $0.04, (v) 1,886,771, the number of the Common Shares issuable upon the exercise of all outstanding and unexercised options to acquire the Common Shares with a per-share
exercise price less than the Common Shares Price, multiplied by the excess of $7.50 over the per-share
exercise price of $6.00, (vi) 1,462,543, the number of the Common Shares subject to such vested restricted share awards, multiplied by $7.50, and (vii) 1,183,154, the number of Common Shares subject to such unvested restricted share award upon the settlement and vesting of all unvested restricted share awards through the applicable vesting dates, multiplied by $7.50. The foregoing share figures are estimates based on information provided by the company to the offeror and are as of March 14, 2025, the most recent practicable date.

**
The amount of the filing fee was calculated in accordance with Rule
0-11
of the Securities Exchange Act of 1
9
34, as amended, and Fee Rate Advisory for Fiscal Year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.